SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2012

HONDO MINERALS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	333-161868	26-1240056
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
15303 N. Dallas Parkway, Suite 1050
Addison, Texas 75001
(Address of principal executive offices)

(214) 444-7444
(Registrant’s telephone number)

Copy of all Communications to:
Zouvas Law Group, P.C.
2368 Second Avenue, 1st Floor
San Diego, CA 92101
phone: 619-688-1715
fax: 619-688-1716

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 3.02                                       UNREGISTERED SALE OF EQUITY SECURITIES

On April 19, 2012, Hondo Minerals Corporation (the “Company”) issued an aggregate of 6,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Initial Shares”), to Ironridge Global IV, Ltd. (“Ironridge”), in settlement of $1,648,554.39 in bona fide accounts payable of the Company (the “Accounts Payable”).  The Initial Shares were issued pursuant to an Order for Approval of Stipulation for Settlement of Claims (the “Order”) between the Company and Ironridge, in settlement of the Accounts Payable which had been purchased by Ironridge from certain creditors.

In addition, the Order provides that for every ten million shares of the Company’s Common Stock that trade during the a defined calculation period, or if at any time during such period a daily VWAP is below 80% of the closing price on the day before the issuance date, the Company will immediately issue additional shares (each, an “Additional Issuance”), subject to a 9.99% beneficial ownership limitation specified in the Order. The transaction thereby substantially reduced the Company’s liabilities, including its outstanding accounts payable balance.

In connection with the deal, Ironridge represented that it does not hold any short position in the company’s stock, and agreed not to engage in or affect, directly or indirectly, any short sale of the common stock for a period of more than 90 days.

The Issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HONDO MINERALS CORPORATION

Date: April 25, 2011	By:	/s/ William R. Miertschin
Name: William R. Miertschin
Title: President and Chief Executive Officer